Exhibit 99.1

Signing Day Sports Announces Selected Financial Results for Quarter Ended June 30, 2025, and Provides Business Update

Reports Strengthened Balance Sheet

SCOTTSDALE, Ariz., August 12, 2025 -- Signing Day Sports, Inc. (“Signing Day Sports” or the “Company”) (NYSE American: SGN), the developer of the Signing Day Sports app and platform to aid high school athletes in the recruitment process, today announced selected financial results for the quarter ended June 30, 2025, and provided a business update.

As of June 30, 2025, total assets were approximately $1.4 million, surpassing total liabilities of approximately $1.1 million. The Company reported that accounts payable decreased by 69.8% compared to accounts payable at December 31, 2024, and had fully repaid its outstanding loans payable. Cash and cash equivalents increased to approximately $657 thousand compared to approximately $181 thousand at December 31, 2024.

Daniel Nelson, Chief Executive Officer and Chairman of Signing Day Sports, stated, “Our primary goal entering 2025 was to strengthen our financial foundation by reducing accounts payable, preserving cash, and positioning our assets to exceed liabilities, and we have delivered on that objective.”

“While our net loss remained relatively consistent year-over-year—totaling approximately $1.4 million in the second quarter of 2025 compared to $1.3 million in the prior-year period—we continued to implement measures aimed at improving long-term financial performance. Streamlined operations and disciplined cost management remain central to our strategy as we work to strengthen our position heading into the second half of 2025.”

Financial highlights for the quarter ended June 30, 2025

Revenue totaled approximately $67 thousand for the three months ended June 30, 2025, compared to approximately $205 thousand for the comparable period in 2024, due to a decrease in event fee payments.

Cost of revenues was approximately $5 thousand for the three months ended June 30, 2025, compared to approximately $62 thousand for the prior-year period, primarily due to a decrease in development labor cost.

General and administrative expenses were approximately $1.6 million for the three months ended June 30, 2025, compared to approximately $1.3 million for the second quarter of 2024, primarily due to increases in non-legal professional fees and salaries and wages, offset by a decrease in legal expenses and a decrease in stock-based compensation.

Net loss was approximately $1.4 million for the three months ended June 30, 2025, compared to a net loss of approximately $1.3 million for the same period in 2024.

The selected results included in this press release should be reviewed together with the Company’s complete financial results for the quarter ended June 30, 2025. The complete financial results are available in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 12, 2025 and available at www.sec.gov.

Signing Day Sports, Inc.

Signing Day Sports’ mission is to help student-athletes achieve their goal of playing college sports. Signing Day Sports’ app allows student-athletes to build their Signing Day Sports’ recruitment profile, which includes information college coaches need to evaluate and verify them through video technology. The Signing Day Sports app includes a platform to upload a comprehensive data set including video-verified measurables (such as height, weight, 40-yard dash, wingspan, and hand size), academic information (such as official transcripts and SAT/ACT scores), and technical skill videos (such as drills and mechanics that exemplify player mechanics, coordination, and development). For more information on Signing Day Sports, go to https://bit.ly/SigningDaySports.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors. These risks, uncertainties and other factors are described more fully in the section titled “Risk Factors” in the Company’s periodic reports which are filed with the Securities and Exchange Commission. These risks, uncertainties and other factors are, in some cases, beyond our control and could materially affect results. If one or more of these risks, uncertainties or other factors become applicable, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

SGN@crescendo-ir.com